Exhibit 10.2

August l 0, 2026 John Raines

Dear John,

You and Devon Energy Corporation (the “Company”) are currently parties to that certain Severance Agreement dated March 4, 2014, as amended (the “Severance Agreement”). The Severance Agreement provides for certain benefits upon your resignation for Good Reason (as defined in the Severance Agreement).

The Severance Agreement further provides that no resignation for Good Reason will be effective unless (i) a Good Reason Notice (as defined in the Severance Agreement) is provided within 30 days of your learning of acts or omissions that constitute Good Reason, (ii) the Company fails to cure such acts or omissions or notify you of the intended method of cure within 30 days after receiving the Good Reason Notice, and (iii) you deliver a Notice of Termination Notice (as defined in the Severance Agreement) and resign your employment within 30 days after expiration of the applicable Company cure deadline.

By signing below, you and the Company hereby acknowledges and agrees that your period within to deliver a Notice of Termination shall be extended to August 21, 2026. (the “Notice of Termination Deadline”). You shall not be deemed to have waived any rights resulting from acts or omissions that have occurred on or prior to the date hereof during such period. All other terms and conditions of the Severance Agreement shall continue in full force and effect.

Sincerely,

DEVON ENERGY CORPORATION

By: /s/ Andrea Alexander

Name: Andrea Alexander

Title: SVP & Chief Administrative Officer

ACKNOWLEDGED AND AGREED

/s/ John Raines

John Raines